UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2007

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On January 30, 2007, 4Kids Entertainment Licensing, Inc. (“4KEL”), a subsidiary of 4Kids Entertainment, Inc. (“4Kids” or the “Company”), and Bruce R. Foster entered into an amendment to the employment agreement, dated December 1, 2005, pertaining to Mr. Foster’s service as 4Kids’ Chief Financial Officer (the “Agreement”).

Under the terms of the Agreement: (a) Mr. Foster’s employment with 4KEL will continue until December 31, 2009; (b) Mr. Foster will be entitled to receive an annual base salary of $550,000; (c) for calendar years 2007-2009, Mr. Foster will be eligible to receive salary increases at the discretion of the Compensation Committee of the Board of Directors of 4Kids (“Compensation Committee”) and an annual cash bonus based upon such quantitative and qualitative criteria as shall be established in the sole discretion of the Compensation Committee in connection with the Company's business plan, if any, for such fiscal year, as such business plan may be amended from time to time; and (d) in the event that during the Term, there shall occur a Change of Control, Mr. Foster may, within six (6) months after the occurrence of the Change of Control, voluntarily terminate his employment in which case Mr. Foster shall be entitled to receive a payment equal to 2.99 times his average annual compensation (including bonuses) paid by the Company during the three (3) calendar years prior to the Change of Control. Such payment shall be made to Employee in a lump sum as of the date that Mr. Foster voluntarily terminates his employment.

The amendment to the Agreement described above is furnished as exhibit 99.1 to this Report and incorporated by reference herein. The description of the amendment is summary in nature and does not purport to be complete. This summary should be read in connection with the exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

         (d) Exhibits

Exhibit	Description

99.1	Amendment to the Employment Agreement, dated as of January 30, 2007, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Bruce R. Foster.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 5, 2007

4KIDS ENTERTAINMENT, INC. By: /s/ Alfred R. Kahn Alfred R. Kahn Chairman of the Board, Chief Executive Officer

Exhibit Index

Exhibit	Description

99.1	Amendment to the Employment Agreement, dated as of January 30, 2007, among 4Kids Entertainment Licensing, Inc., 4Kids Entertainment, Inc. and Bruce R. Foster.